Exhibit 99.1

A Letter from our President & CEO, Howard Robin (updated April 1, 2020)

This is an unprecedented time. Nektar and our partners are navigating a complex situation of new and rapidly evolving information and guidelines. The safety and well-being of our fellow employees, and the patients and healthcare providers in our clinical trial programs, are of first and foremost importance to us. We are also committed to complying with guidance from government and public health officials to stop the spread of COVID-19.

Continuing our Important Work on Clinical Trials

We have numerous ongoing clinical trials underway in cancer treatment facilities across the globe. These trials are continuing. Our primary focus now is to ensure that each of our trial investigators and their teams can continue to provide superior care and uninterrupted access to treatment to the patients fighting cancer in these studies.

We are not able to update any previously communicated timelines for ongoing late-stage clinical studies at this time. However, the evolving situation around COVID-19 and resulting public health guidance measures being put in place will likely delay enrollment of new patients into clinical trials and/or delay our ability to complete timely analyses of data from studies.  The impact that this will have on late-stage clinical study timelines is hard to assess because of the rapidly evolving nature of this situation.  As a result, we do not have an estimate of the length or extent of COVID-19-related delays at this time.  We also caution that regulatory agency guidance and timing of review of impact to clinical trials and data analyses related to COVID-19 is evolving and this could have further impact on timelines and these studies.

We currently anticipate that some planned study starts for the second half of 2020 outside oncology could be delayed by a few months depending upon how long COVID-19 precautionary measures remain in effect. In addition, any earlier stage Phase 1/2 clinical studies that are run by us or our partners and are currently enrolling patients in any therapeutic area may be paused or delayed based upon the COVID-19 situation.

Preserving the Integrity of Our Clinical Trials

In addition to our focus on the well-being of patients currently participating in our trials, we are actively working with our study sites to implement measures to prevent study protocol violations, to minimize any disruption of treatment visits, to accommodate for other patient visit delays caused by limited access to healthcare facilities, to continue monitoring and supporting patients leveraging alternative methods, and to properly record patient event data that may be related to the COVID-19 pandemic.

In this respect, we are also incorporating recent direction and flexibility provided by regulatory authorities, including the United States Food and Drug Administration in its March 18, 2020 Guidance (updated March 27, 2020) entitled “FDA Guidance on Conduct of Clinical Trials of Medicinal Products during COVID-19 Pandemic.”  This Guidance is continually being updated by FDA and updates can be found on the FDA’s website at www.fda.gov.  In addition, we may refer to Guidance documents from other regulatory agencies, such as, for example, the European Medicines Agency’s “Implications of coronavirus disease (COVID-19) on methodological aspect of ongoing clinical trials” found on www.ema.europe.eu, which are also continually being updated.

Safeguarding Our Employees and Community

We believe we all play an important role in slowing the community spread of COVID-19 and as such, we are closely adhering to all county and state guidelines with respect to the operation of facilities and reinforcing shelter-in-place orders. Essential operations in research, medical and manufacturing are continuing in accordance with the permissions granted under government ordinances.

Supporting Our Local Healthcare Workers

Our team members are working with our local communities to facilitate donations of personal protective equipment, such as masks and gloves, to healthcare workers. In the San Francisco Bay Area, initial donations are being made to UCSF Medical Center and Kaiser Permanente Santa Clara Medical Center.

In Closing

We remain committed to serving the needs of our patients and advancing our mission of bringing forth novel therapies for the treatment of cancer and autoimmune disorders. Given the fluidity of the current environment, we are closely monitoring the situation to prepare for and minimize the potential impacts of the COVID-19 pandemic on our overall business.